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EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

May 20, 2003

Overland Storage, Inc.
4820 Overland Avenue
San Diego, California 92123

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 of Overland Storage, Inc., a California corporation (the "Company"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 1,430,000 shares (the "Shares") of the Company's common stock, no par value per share. The Shares may be sold to the public by the selling shareholders named in the Registration Statement.

        As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Shares.

        We are of the opinion that the Shares have been duly authorized and have been legally issued, are fully paid and are nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

/s/  MORRISON & FOERSTER LLP

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  EXHIBIT 5.1
OPINION OF MORRISON & FOERSTER LLP